Exhibit 99.13

ROLLOVER AND SUPPPORT AGREEMENT

This ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”), is made and entered into as of November 4, 2025 by and among Oceanpine Skyline Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), and certain shareholders of LakeShore Biopharma Co., Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and formerly known as YishengBio Co., Ltd and YS Biopharma Co., Ltd. (the “Company”), listed on Schedule A (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Merger Sub, and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be revised, amended, restated and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, as of the date hereof, each Rollover Shareholder is the legal and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares as set forth in the column titled “Rollover Shares” opposite such Rollover Shareholder’s name on Schedule A hereto (such Shares owned by such Rollover Shareholder, together with any additional Shares acquired (whether beneficially or of record) by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Rollover Shareholder’s obligations hereunder, including without limitation, any Shares that a Rollover Shareholder may acquire by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options, Company Warrants, or any other options or warrants, or the conversion of Company RSUs or any other convertible securities, or otherwise, subject to adjustment as contemplated by Section 6(b) hereof, collectively, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Transactions”), including the Merger, each of the Rollover Shareholders agrees to (a) on or prior to the Closing, have its respective Rollover Shares cancelled for no consideration in exchange for newly issued ordinary shares of Parent, par value US0.0001 (“Parent Shares”), in the amount set forth in the column titled “Parent Shares to be Issued” opposite such Rollover Shareholder’s name on Schedule A hereto, and (b) vote the Rollover Shares at the Shareholders’ Meeting in favor of the Merger, in each case, upon the terms and conditions set forth herein;

WHEREAS, as a result of such new issuances, the Parent Shares received by the Rollover Shareholders or their respective designated parties pursuant to the transactions contemplated herein would constitute 53.35% of the voting rights in Parent, in each case, on a fully diluted basis and immediately after the Rollover Closing (as defined below);

WHEREAS, in connection with the consummation of the Transactions and pursuant to a letter agreement, dated as of November 4, 2025 (the “Equity Commitment Letter”), between Oceanpine Capital Inc., a limited company incorporated under the Laws of British Virgin Islands (including its successors or permitted assigns, the “Sponsor”), and Parent, upon the terms and subject to the conditions of the Equity Commitment Letter, the Sponsor will contribute, or cause to be contributed, as an equity contribution to Parent, an aggregate amount equal to US$17,302,071.6 in exchange for Parent Shares, constituting 46.65% of the voting rights in Parent immediately after the Rollover Closing;

WHEREAS, receipt of the Company Shareholder Approval is a condition to the consummation of the Merger;

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the Transactions, including the Merger, Parent and the Rollover Shareholders are entering into this Agreement; and

WHEREAS, each Rollover Shareholder acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of such Rollover Shareholder set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent and each Rollover Shareholder, intending to be legally bound hereby, agree as follows:

1. Cancellation of Rollover Shares. Upon the terms and subject to the conditions set forth herein, on or immediately prior to the Rollover Closing (as defined below) and without further action by the Rollover Shareholders (except as described in Section 4 below), each Rollover Shareholder’s right, title and interest in and to the Rollover Shares shall be cancelled for no consideration, and all other Equity Interests of the Company held by such Rollover Shareholder, if any, shall be treated in accordance with the Merger Agreement and not be affected by the provisions of this Agreement.

2. Issuance of Parent Shares. In consideration of the cancellation of the Rollover Shares by each Rollover Shareholder pursuant to Section 1 of this Agreement, Parent shall issue Parent Shares in the name of each Rollover Shareholder (or in the name of an Affiliate as designated by such Rollover Shareholder in writing before the Rollover Closing) in such amounts as provided in the column titled “Parent Shares to be Issued” set forth opposite such Rollover Shareholder’s name on Schedule A hereto. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Parent with respect to the applicable Rollover Shares held by such Rollover Shareholder and cancelled pursuant to Section 1 above, and (b) upon receipt of such Parent Shares, such Rollover Shareholder shall have no right to any Per Share Merger Consideration, or any other consideration against Parent with respect to the Rollover Shares held by such Rollover Shareholder. No Parent Shares issued in connection with the Merger shall be issued at a price per share lower than the value of the Parent Shares issued hereunder.

3. Rollover Closing. Subject only to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Sections 8.1, 8.2 and 8.3 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing or validly waived), the closing of the subscription and issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing. For the avoidance of doubt, if the Company is awarded specific performance with respect to the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, the conditions to the Rollover Closing set forth in this Section 3 shall be deemed satisfied.

4. Deposit of Rollover Shares Documents. No later than five (5) Business Days prior to the Rollover Closing, each Rollover Shareholder or any agent of such Rollover Shareholder shall deliver or cause to be delivered to Parent, for disposition in accordance with the terms hereof, (a) duly executed instrument of transfer for its Rollover Shares to Parent (and any and all other formalities as reasonably required by the Company in order to effect the transfer of all Rollover Shares held by such Rollover Shareholder), or as Parent may direct in writing, in form reasonably acceptable to Parent, and (b) share certificates, if any, representing its Rollover Shares (collectively, the “Rollover Shares Documents”). The Rollover Shares Documents shall be held by Parent or any agent authorized by Parent until the Rollover Closing, at which time they shall be delivered to the Company in order to give full effect to the Rollover Closing as contemplated by this Agreement, including procuring that the Company register the Rollover Shares in favor of Parent in its register of members as at the Rollover Closing.

5. Delivery of Register of Members. At the Rollover Closing, Parent shall deliver to each Rollover Shareholder a copy of the updated register of members of Parent as of the date of the Rollover Closing, certified by the registered agent or a director of Parent, reflecting the issuance to such Rollover Shareholder of such number and class of Parent Shares set forth opposite the name of such Rollover Shareholder on Schedule A hereto. Promptly after the Rollover Closing, upon written request of any Rollover Shareholder, Parent shall deliver to such Rollover Shareholder a share certificate representing such number and class of Parent Shares set forth opposite the name of such Rollover Shareholder on Schedule A hereto.

6. Irrevocable Election.

(a) The execution of this Agreement by each Rollover Shareholder evidences, subject to Section 12, the irrevocable election and agreement by such Rollover Shareholder to cancel its respective Rollover Shares for no consideration in exchange for newly issued Parent Shares at the Rollover Closing on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally but not jointly, that during the period commencing on the date hereof and continuing until the Expiration Time (as defined below) (the “Term”), except as expressly contemplated under this Agreement or the Merger Agreement, such Rollover Shareholder shall not, directly or indirectly, (i) sell (constructively or otherwise), offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of (by merger, testamentary disposition, operation of law or otherwise), or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of (by merger, testamentary disposition, operation of law or otherwise), an interest in any of its Rollover Shares (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any of its Rollover Shares, (ii) enter into any Contract, undertaking or understanding with respect to a Transfer or limitation on voting rights of any of its Rollover Shares, or any right, title or interest thereto or therein, (iii) deposit any of its Rollover Shares into a voting trust or grant any proxy or enter into a voting agreement, power of attorney or voting trust with respect to any of its Rollover Shares, (iv) take any action that could reasonably be expected to have the effect of making any representation or warranty of Parent set forth in the Merger Agreement or this Agreement untrue or incorrect, making any of its representations or warranties set forth in this Agreement untrue or inaccurate, reducing or limiting such Rollover Shareholder’s economic interests in its Rollover Shares, affecting the ownership of its Rollover Shares or preventing, disabling or delaying such Rollover Shareholder from performing its obligations under this Agreement or that is intended, or could reasonably be expected, to impede, frustrate, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by Parent of any of its obligations under this Agreement, (v) exercise, convert or exchange, or take any action that would result in the exercise, conversion or exchange, of any Rollover Shares, (vi) tender any Rollover Shares into any tender or exchange offer, or (vii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (vi). Any purported Transfer, or other action, in violation of this paragraph shall be null and void.

(b) Each Rollover Shareholder covenants and agrees, severally but not jointly, that such Rollover Shareholder shall promptly (and in any event within one (1) day) notify Parent and the Company of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise, conversion or exchange of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement as “Rollover Shares”, and Schedule A hereto shall be deemed amended accordingly to reflect the rollover of such Shares.

(c) Each Rollover Shareholder hereby waives, and agrees not to exercise, any and all of its dissenter’s rights in connection with the Transactions with respect to any and all Rollover Shares beneficially owned by it (including, without limitation, any rights under Section 238 of the Companies Act).

7. Non-Solicitation.

(a) Restricted Activities. During the Term, each Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall not, and shall cause its Representatives (as applicable) (in each case, acting in their capacity as such to such Rollover Shareholder (the “Shareholder’s Representatives”)) not to, directly or indirectly: (i) solicit, initiate or encourage (including by way of furnishing non-public information relating to the Company or any of its Subsidiaries), or take any other action with the intent to induce the making of any Competing Proposal, (ii) enter into, maintain or continue discussions or negotiations with, or provide any non-public information relating to the Company or any of its Subsidiaries to, any person in connection with any Competing Proposal, (iii) to the extent not required by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement in relation to the Merger, or otherwise facilitate any effort or attempt by any person to make a Competing Proposal, or (iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) or enter into any letter of intent, Contract or commitment contemplating or otherwise relating to, or that could reasonably be expected to result in, any Competing Proposal.

(b) Notification. Each Rollover Shareholder, solely in its capacity as a shareholder of the Company, shall and shall cause its Shareholder’s Representatives as applicable to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Proposal. During the Term, each Rollover Shareholder shall promptly advise Parent in writing of (i) any Competing Proposal, (ii) any request it receives in its capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiaries, and (iii) any inquiry or request for discussion or negotiation it receives in its capacity as a shareholder of the Company regarding a Competing Proposal, including in each case the identity of the person making any such Competing Proposal or indication or inquiry and the terms of any such Competing Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Rollover Shareholder, in its capacity as a shareholder of the Company, shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Rollover Shareholder. This Section 7(b) shall not apply to any Competing Proposal received by the Company.

(c) Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of its Rollover Shares and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Rollover Shareholder to take, or forbear from taking, any action as a director or officer of the Company.

8. Representations and Warranties of the Rollover Shareholders. Each Rollover Shareholder makes the following representations and warranties, severally but not jointly and with respect to itself only, to Parent and the Company, each and all of which shall be true and correct as of the date of this Agreement and unless otherwise specified, as of the Rollover Closing, and shall survive the execution and delivery of this Agreement:

(a) Ownership of Shares. Such Rollover Shareholder is and, immediately prior to the Rollover Closing, will be the legal and beneficial owner of, and has and, immediately prior to the Rollover Closing, will have good and valid title to, its respective Rollover Shares, free and clear of Liens other than as created by this Agreement and which have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of its obligations under this Agreement. Such Rollover Shareholder has and, as of the Rollover Closing will have, sole or shared (together with its Affiliates controlled by such Rollover Shareholder) voting power, power of disposition, power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, with respect to all of its Rollover Shares, with no limitations, qualifications, or restrictions on such rights, in each case subject to applicable securities Laws, the Laws of the Cayman Islands and the terms of this Agreement. As of the date hereof, other than the Rollover Shares listed on Schedule A hereto, such Rollover Shareholder does not own, beneficially or of record, any securities of the Company or any direct or indirect interest in any such securities (including by way of derivative securities). Except as contemplated hereby, there are no options, warrants or other rights, agreements arrangements or commitments of any character to which such Rollover Shareholder is a party relating to the pledge, disposition or voting of any of its Rollover Shares and such Rollover Shareholder’s Rollover Shares are not subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement. Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Rollover Shares, except as contemplated by this Agreement. Except for a transfer to Parent as contemplated by Section 1 hereof, such Rollover Shareholder has not Transferred any interest in any of its Rollover Shares, other than any Lien which will be discharged on or prior to the Rollover Closing or as contemplated by this Agreement.

(b) Standing and Authority. Each such Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, subject to applicable securities Laws and the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder (if applicable) and no other actions or proceedings on the part of such Rollover Shareholder (if applicable) are necessary to authorize this Agreement or to consummate the transaction contemplated hereby. Assuming due authorization, execution and delivery by Parent and the other Rollover Shareholders, this Agreement constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable Enforceability Exceptions.

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws, the rules and regulations of the OTC Market and the Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any Contract binding on such Rollover Shareholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of its obligations under this Agreement, or (D) violate any Law or Order applicable to such Rollover Shareholder or such Rollover Shareholder’s properties or assets.

(d) No Litigation. There is no Legal Proceeding pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other Person, in each case that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement.

(e) Reliance. Such Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement, and the representations, warranties, covenants and other agreements of such Rollover Shareholder made herein.

(f) Receipt of Information. Such Rollover Shareholder has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Parent Shares, the Transactions and the calculation and determination of the number and value of Parent Shares to be received by such Rollover Shareholder pursuant to this Agreement. Such Rollover Shareholder acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby and is relying solely on its own counsel and other advisors for legal, financial and other advice with respect to the transactions contemplated hereby.

(g) Purchase Entirely for Own Account. Such Rollover Shareholder hereby confirms that the Parent Shares to be acquired by such Rollover Shareholder will be acquired for investment for such Rollover Shareholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Rollover Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Rollover Shareholder further represents that such Rollover Shareholder does not presently have any Contract, understanding or undertaking with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of its Rollover Shares.

(h) Restricted Securities. Such Rollover Shareholder understands that the Parent Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Rollover Shareholder’s representations as expressed herein. Such Rollover Shareholder understands that the Parent Shares will constitute “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Rollover Shareholder must hold the Parent Shares indefinitely unless they are registered with the SEC for resale by such Rollover Shareholder and qualified by U.S. state authorities, or an exemption from such registration and qualification requirements is available. Such Rollover Shareholder acknowledges that Parent has no obligation to register or qualify the Parent Shares for resale. Such Rollover Shareholder further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the availability of public information, time and manner of sale and the holding period for the Parent Shares, and on requirements relating to Parent which are outside of the Rollover Shareholder’s control, and which Parent is under no obligation and may not be able to satisfy.

(i) No Public Market. Such Rollover Shareholder understands that no public market now exists for the Parent Shares, and that Parent has made no assurances that a public market will ever exist for the Parent Shares.

(j) Legends. Such Rollover Shareholder understands that the Parent Shares, and any securities issued in respect of or exchange for the Parent Shares, may be notated with any legend required by the securities Laws of any Governmental Entity to the extent such Laws are applicable to the Parent Shares represented by the certificate, instrument, or book entry so legended.

(k) Status of Rollover Shareholders. Such Rollover Shareholder is either (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or (ii) an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (iii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act. Such Rollover Shareholder also represents that either (a) it has not been organized for the purpose of acquiring the Parent Shares or (b) if it has been organized for the purpose of acquiring the Parent Shares, the equity owners of such entity (x) are “qualified institutional buyers” or “accredited investors” or (y) are not “U.S. Person”.

(l) No Inducements. Other than the Merger Agreement, the Equity Commitment Letter and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement, none of Parent or any other Person has made any oral or written representation, inducement, promise or agreement to such Rollover Shareholder in connection with the subject matter of this Agreement and the transactions contemplated by this Agreement, other than as expressly set forth in this Agreement.

9. Representations and Warranties of Parent. Parent makes the following representations and warranties to each Rollover Shareholder, each and all of which shall be true and correct as of the date of this Agreement and unless otherwise specified, as of the Rollover Closing, and shall survive the execution and delivery of this Agreement:

(a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Rollover Shareholders, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable Enforceability Exceptions.

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any Contract binding on Parent or its properties or assets, (B) conflict with or violate any provision of the organizational documents of Parent, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected, or (D) violate any Law or Order applicable to Parent or any of Parent’s properties or assets.

(c) Issuance of Parent Shares. At the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, free and clear of all Liens and subscription and similar rights (other than restrictions arising under any applicable securities Laws or agreements entered into by all of the Rollover Shareholders). At and immediately after the Rollover Closing, the authorized share capital of Parent shall consist of 500,000,000 Parent Shares, of which a number of Parent Shares as set forth in Schedule A shall be issued and outstanding (the “Issued Shares”), and the Issued Shares, together with the Parent Shares to be issued to the Sponsor at the Rollover Closing pursuant to the Equity Commitment Letter, shall be all of the Parent Shares outstanding at and immediately after the Rollover Closing. Except as otherwise agreed to by the parties hereto, at and immediately after the Rollover Closing, there shall be (i) no options, warrants or other rights to acquire share capital of Parent, (ii) no outstanding securities exchangeable for or convertible into share capital of Parent and (iii) no outstanding rights to acquire or obligations to issue any such options, warrants, rights or securities.

(d) Operation and Liabilities. Parent was formed solely for the purpose of engaging in the Transactions and has not conducted and will not conduct, prior to the Rollover Closing, any business other than in connection with its formation or related to the Transactions. Except for obligations or liabilities incurred in connection with its formation or related to the Transactions, Parent has not incurred and will not incur, prior to the Rollover Closing, directly or indirectly, through any Subsidiary or Affiliate (other than the Company and its Subsidiaries), any obligations or liabilities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Merger Sub is directly wholly-owned by Parent and other than Merger Sub, there are no other corporations, partnerships, joint ventures, associations, or entities through which Parent conducts business, or other entities in which either Parent controls or owns, of record or beneficially, any direct or indirect equity or other interest.

10. Other Covenants and Agreements.

(a) Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to (i) convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Rollover Shares in accordance with the terms of this Agreement, and (ii) consummate and make effective any other transactions contemplated by this Agreement, including providing information and using commercially reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

(b) Parent agrees that it shall not have the right to receive the Per Share Merger Consideration in connection with the Merger with respect to any Rollover Shares held by it as of immediately prior to the Effective Time, and at the Effective Time, each Rollover Share held by it shall be cancelled and cease to exist without payment of any consideration or distribution therefor.

11. Disclosure.

(a) Each of the Rollover Shareholders, on the one hand, and Parent, on the other hand, shall not, and shall cause its respective Affiliates and Representatives not to, make any press release, public announcement or other public communication regarding the subject matter of this Agreement without the prior written consent of the other party, except to the extent that (i) a party may disclose to its Representatives as such party reasonably deems necessary to give effect to or enforce this Agreement but only on a confidential basis; (ii) if required by Law or a court of competent jurisdiction, the SEC, the OTC Market or another regulatory body or international stock exchange having jurisdiction over a party or pursuant to whose rules and regulations such disclosure is required to be made, including any required Schedule 13D and Schedule 13E-3 filings and in connection therewith, the disclosure of this Agreement, but only as far as practicable and lawful after the form and terms of that disclosure have been notified to the other parties hereto and the other parties have had a reasonable opportunity to comment on the form and terms of disclosure, in each case, to the extent reasonably practicable; or (iii) if the information is publicly available other than through a breach of this Agreement by a party or its Representatives.

(b) Each Rollover Shareholder (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub or the Company of such Rollover Shareholder’s identity and beneficial ownership of the Shares or other equity securities of the Company and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement and the nature of such Rollover Shareholder’s commitments, arrangements and understandings under this Agreement) and any other information, in each case, that Parent (with respect to any disclosure by Parent) or the Company (with respect to any disclosure by the Company) reasonably determines in its good faith judgment is required or requested to be disclosed by Law in any press release, any Current Report on Form 6-K, the Schedule 13E-3 (including any amendment or supplements thereto) and any other disclosure document in connection with the Merger Agreement, and any other Transaction Agreements or Transactions and any filings with or notices to any Governmental Entity (including the SEC) in connection with the Merger Agreement (or the transactions contemplated thereby), but only as far as practicable and lawful after the form and terms of that disclosure have been notified to each of the Rollover Shareholders and each of the Rollover Shareholders has had a reasonable opportunity to comment on the form and terms of disclosure, and (ii) agrees and covenants to promptly give to Parent, Merger Sub or the Company any information they may reasonably request concerning such Rollover Shareholder for the preparation of any such documents.

(c) Each Rollover Shareholder agrees further that, upon request of Parent, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary to carry out the provisions of this Agreement.

12. Termination. This Agreement and the obligations of a Rollover Shareholder hereunder shall terminate and be of no further force or effect immediately upon the first to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, and (c) the written agreement of such Rollover Shareholder, Parent and the Company (such time, the “Expiration Time”); provided, that, if any claim or proceeding has been commenced by the Company to seek specific performance of the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, this Agreement and each party’s obligations hereunder shall survive until the full discharge by Parent and Merger Sub of all their obligations under the Merger Agreement, if a final, non-appealable judgment from a court of competent jurisdiction in respect of such claim or proceeding determines that Parent and Merger Sub are required to fulfill such obligations. In the event of termination of this Agreement as provided in this Section 12, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto; provided, that the provisions set forth in Section 11, this Section 12 and Section 14 shall survive the termination of this Agreement; provided, further, that each Rollover Shareholder shall continue to have liability for breaches of this Agreement prior to the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Rollover Closing has already taken place, then Parent shall, upon termination of the Merger Agreement, promptly return the Rollover Shares Documents to each of the Rollover Shareholders at its address set forth in Section 14(h) and take all such actions as are necessary to restore each such Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares prior to the Rollover Closing.

13. Voting of the Rollover Shares.

(a) Each Rollover Shareholder hereby irrevocably and unconditionally agrees, severally but not jointly, that, during the Term, at any meeting of the Company’s shareholders, however called, and at any adjournment thereof, or in any other circumstances where any vote, consent or other approval is taken in respect of the Merger Agreement or the Transactions, such Rollover Shareholder shall, and shall cause its Affiliates to: (i) in the case of a meeting, appear at such meeting or otherwise cause its Rollover Shares to be counted as present for purposes of determining whether a quorum is present and ensure any vote at such meeting be a poll vote; and (ii) vote or otherwise cause to be voted (including by proxy or written resolution, if applicable) all of its Rollover Shares (A) in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and any related action reasonably required in furtherance thereof, (B) against the approval of any other proposal or offer regarding a Competing Transaction or any action contemplated by a Competing Proposal, or any other transactions, proposal, agreement or action made in opposition to the approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or in competition or inconsistent with the Transactions, including the Merger, (C) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or any of the other transactions contemplated by the Merger Agreement or this Agreement, or the performance by such Rollover Shareholder of its obligations under this Agreement, including without limitation, (1) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger), (2) a sale, lease or transfer of any material assets of the Company or any Subsidiary or a reorganization, recapitalization or liquidation of the Company or any Subsidiary, (3) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement, (4) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s memorandum or articles of association, or (5) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if consented to in writing by Parent under the Merger Agreement, (D) against any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder or Parent contained in this Agreement, (E) in favor of any adjournment or postponement of the Shareholders’ Meeting or any annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in clause (A) – (F) hereof is to be considered (and any adjournment or postponement thereof) as may be requested by Parent in order to consummate the Transactions, including the Merger, and (F) in favor of any other matter necessary or reasonably requested by Parent to effect the Transactions, including the Merger.

(b) Each Rollover Shareholder (i) hereby irrevocably appoints Parent and any other designee of Parent, each of them individually, for the period commencing on the date hereof and continuing until the Expiration Time (such time period, the “Proxy Term”), as such Rollover Shareholder’s irrevocable proxy and attorney-in-fact (with full power of substitution) to vote or cause to be voted (including by proxy or written resolution, if applicable) its respective Rollover Shares in accordance with Section 13(a) above at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 13(a) hereof is to be considered, in each case prior to the Expiration Time; (ii) affirms that the irrevocable proxy set forth in this Section 13(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder intends this proxy to be irrevocable during the Proxy Term and coupled with an interest and will take such further actions or execute such other instruments (including any proxies circulated by the Company for any meetings of shareholders of the Company) as may be necessary to effectuate this proxy and/or the intent of this proxy, and hereby revokes any proxy previously granted by such Rollover Shareholder with respect to its Rollover Shares. If for any reason the proxy granted pursuant to this Section 13(b) is not irrevocable, then each Rollover Shareholder agrees to, during the Proxy Term, vote its Rollover Shares in accordance with Section 13(a) above as instructed by Parent, or any other designee of Parent, in writing. The parties hereto agree that the foregoing is a voting agreement and the irrevocable proxy granted pursuant to this Section 13(b) shall terminate on the expiration of the Proxy Term.

14. Miscellaneous.

(a) Failing Investor. Notwithstanding the foregoing, if any Rollover Shareholder becomes a Failing Investor (as defined in the Interim Investors Agreement), such Rollover Shareholder should be treated as a Failing Investor pursuant to Sections 2.2, 2.5, 2.7, 2.12, 2.13, 2.14, 2.15 and 4.8 of the Interim Investors Agreement.

(b) Entire Agreement. This Agreement, together with the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee, the Interim Investors Agreement and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement and the Merger Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and all contemporaneous or prior agreements or understandings, both written and oral, between or among the parties with respect to the subject matter hereof and thereof.

(c) Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties and the Company (at the direction of the Special Committee), and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(d) Survival of Representations and Warranties. All representations and warranties of each Rollover Shareholder or of Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or any Rollover Shareholder, and the issuance of the Parent Shares.

(e) Amendment. At any time prior to the Expiration Time, this Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and the Company (at the direction of the Special Committee), and otherwise as expressly set forth herein.

(f) Waiver. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party expressly granting such waiver and the Company (at the direction of the Special Committee), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(g) Interpretation. (i) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, clauses, sub-clauses, annexes, exhibits and/or schedules are to the articles, sections, clauses, sub-clauses of, and annexes, exhibits and/or sched-ules to, this Agreement, unless otherwise specified. (ii) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” (iii) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa. (iv) The term “or” is not exclusive and the word “will” shall be construed to have the same meaning and effect as the word “shall.” (v) Any reference to “US$” shall be to U.S. dollars. (vi) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement. (vii) A reference to any document (including this Agreement) is, unless otherwise specified, to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail; (ii) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (iii) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14(h)):

(i) If to Parent:

Address: 21F, China Century Tower, No. 9 Xiaoyunli South St, Beijing 100026, China

Attention: Shaodeng Nan

Email: nansd@oceanpine.com

with a copy to (which shall not constitute notice):

White & Case LLP

19th Floor, Tower 1 of China Central Place

81 Jianguo Lu

Chaoyang District

Beijing 100025

People’s Republic of China

Attention: Alan Bao, Esq.

Email: alan.bao@whitecase.com

(ii) If to any Rollover Shareholder, the address of the relevant Rollover Shareholder on Schedule A hereto.

(iii) If to the Company:

LakeShore Biopharma Co., Ltd

Room 401, 4th Floor, Building 2

No. 38 Yongda Road, Daxing Biomedical Industrial Base

Zhongguancun Science Park, Daxing District

Beijing, China

Attention: Qiuzhu (Kira) Tang

Email: qiuzhu.tang@lakeshorebio.com

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

Unit 1301, Tower 1, China Central Place

No. 81 Jianguo Road,

Chaoyang District, Beijing 100025

People’s Republic of China

Attention: Qi Yue, Esq.

Email: qyue@gibsondunn.com

(i) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereunder be consummated as originally contemplated to the fullest extent possible.

(j) Remedies; Enforcement.

(i) The parties hereto agree that this Agreement shall be enforceable by all available remedies at Law or in equity.

(ii) Each Rollover Shareholder further acknowledges and agrees that Parent and/or its Affiliates would be irreparably injured by a breach of this Agreement by it and that monetary damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement. Accordingly, Parent and its Affiliates shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) in any arbitral body or court of competent jurisdiction to enforce or prevent any violations of any provision of this Agreement, in addition to and without limiting all other remedy or right available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event an arbitral body or a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or its Affiliates shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Parent or its Affiliates. Notwithstanding anything contrary in the foregoing, under no circumstances will Parent be entitled to both the monetary damages under Section 14(j)(i) and specific performance under this Section 14(j)(ii).

(iii) Parent further acknowledges and agrees that each Rollover Shareholder would be irreparably injured by a breach of this Agreement by it and that monetary damages alone would not be an adequate remedy for any actual or threatened breach of this Agreement. Accordingly, each Rollover Shareholder shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) in any arbitral body or court of competent jurisdiction to enforce or prevent any violations of any provision of this Agreement by Parent and/or its Affiliates, in addition to and without limiting all other remedy or right available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. Parent and/or its Affiliate agrees not to oppose the granting of such relief in the event an arbitral body or a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Rollover Shareholder or its Affiliates shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Rollover Shareholder or its Affiliates. Notwithstanding anything contrary in the foregoing, under no circumstances will a Rollover Shareholder be entitled to both the monetary damages under Section 14(j)(i) and specific performance under this Section 14(j)(iii).

(k) No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or in equity.

(l) Governing Law; Jurisdiction; Dispute Resolution.

(i) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York, except that matters arising out of or relating to the conversion, exchange or cancellation (as applicable) of the Shares contemplated by this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands.

(ii) Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 14(l)(i), any Legal Proceeding arising out of or in any way relating to this Agreement or the subject matter hereunder (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 14(l)(ii) (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree on the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(iii) Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 14(l), any party hereto may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

(iv) Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2 of the Merger Agreement and in the case of each party hereto at the address set forth in Section 14(h). Nothing in this Agreement shall affect the right of any party to serve process in any other manner permitted by Law.

(v) Subject to the rights and remedies of the parties otherwise provided herein in the case of a breach by the other party, each party hereto agrees that the prevailing party shall be entitled to reimbursement of all reasonable and documented costs and expenses, including all reasonable and documented attorney’s fees, in connection with any proceeding arising out of or relating to a willful breach of this Agreement on the part of the other party.

(m) Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the documents delivered in connection herewith. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce either of such waivers; (b) it understands and has considered the implications of such waivers; (c) it makes such waivers voluntarily; and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14(m).

(n) Expenses. Other than otherwise provided for in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(o) Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein.

(p) Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any pro-visions of this Agreement.

(q) Independent Nature of Rollover Shareholders’ Obligations and Rights. The obligations of each Rollover Shareholder under this Agreement are several and not joint, and no Rollover Shareholder is responsible in any way for the performance or conduct of any other Rollover Shareholder in connection with the transactions contemplated hereby. Except as expressly required by the Exchange Act, nothing contained herein and no action taken by any Rollover Shareholder pursuant hereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Rollover Shareholders. Each Rollover Shareholder agrees that no other Rollover Shareholder has acted as an agent for such Rollover Shareholder in connection with the transactions contemplated hereby.

(r) Headings. Headings of the articles, sections, clauses and sub-clauses of this Agreement and the table of contents, annexes, schedules and/or exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused this Agreement to be executed or executed as of the date first written above.

Parent

Oceanpine Skyline Inc.

By:	/s/ Nan Shaodeng
Name:	NAN Shaodeng
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused this Agreement to be executed or executed as of the date first written above.

ROLLOVER SHAREHOLDER

OCEANPINE CAPITAL INC.

By:	/s/ Yang Jiayu
Name:	YANG Jiayu
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused this Agreement to be executed or executed as of the date first written above.

ROLLOVER SHAREHOLDER

OCEANPINE INVESTMENT FUND II LP

By:	/s/ David Liguang Chenn
Name:	David Liguang Chenn
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused this Agreement to be executed or executed as of the date first written above.

ROLLOVER SHAREHOLDER

Crystal Peak Investment Inc.

By:	/s/ Huaqin Xue
Name:	Huaqin Xue
Title:	Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused this Agreement to be executed or executed as of the date first written above.

ROLLOVER SHAREHOLDER

ADJUVANT GLOBAL HEALTH TECHNOLOGY FUND, L.P.
by its general partner Adjuvant Capital GP, L.P.,
by its general partner Adjuvant Capital Management, LLC

By:	/s/ Kabeer Aziz
Name:	Kabeer Aziz
Title:	Vice President & Secretary

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused this Agreement to be executed or executed as of the date first written above.

ROLLOVER SHAREHOLDER

ADJUVANT GLOBAL HEALTH TECHNOLOGY FUND DE, L.P.
by its general partner Adjuvant Capital GP, L.P.,
by its general partner Adjuvant Capital Management, LLC

By:	/s/ Kabeer Aziz
Name:	Kabeer Aziz
Title:	Vice President & Secretary

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused this Agreement to be executed or executed as of the date first written above.

ROLLOVER SHAREHOLDER

Superstring Capital Master Fund LP
by its general partner Superstring Capital Fund GP LLC

By:	/s/ Ting Guo
Name:	Ting Guo
Title:	General Partner

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused this Agreement to be executed or executed as of the date first written above.

ROLLOVER SHAREHOLDER

MSA GROWTH FUND II, L.P.
by its general partner MSA China Growth Fund II GP, LLC

By:	/s/ Yu (Jenny) Zeng
Name:	Yu (Jenny) Zeng
Title:	Managing Partner

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, Parent and the Rollover Shareholders have caused this Agreement to be executed or executed as of the date first written above.

ROLLOVER SHAREHOLDER

Epiphron Capital (Hong Kong) Limited

By:	/s/ Sherry Xiaoyu Liu
Name:	Sherry Xiaoyu Liu
Title:	Director

[Signature Page to Rollover and Support Agreement]